SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:

[  ] Preliminary Proxy Statement
[  ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[  ] Definitive Proxy Statement
[x] Definitive Additional Materials
[  ] Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

BRANTLEY CAPITAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[x]      No fee required.

[  ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

FOR IMMEDIATE RELEASE

BRANTLEY CAPITAL CORPORATION HOLDS ANNUAL MEETING

Preliminary voting results expected next week

CLEVELAND, September 17, 2002 – Brantley Capital Corporation (Nasdaq: BBDC) today announced that all proxy cards received at its Annual Meeting regarding the election of directors, two dissident stockholder proposals, and the ratification of KPMG as independent public accountants for the year ending December 31, 2002 were turned over to the independent inspectors of election, Independent Voting Services, who will tabulate the results. It is expected that the preliminary results will be provided to Brantley next week, after which both sides will have the opportunity to review the proxy tabulation. Brantley will publicly announce the final results once they are made available to the Company.

Robert P. Pinkas, Chairman and Chief Executive Officer of Brantley Capital, said, “We greatly appreciate the support of our stockholders during this process. We are confident that each member of our Board will be fully committed to helping Brantley’s management ensure the Company’s long-term success for the benefit of all Brantley stockholders.”

FORWARD-LOOKING STATEMENTS
The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in the company’s periodic filings with the Securities and Exchange Commission.

About Brantley Capital Corporation
Brantley Capital Corporation is a publicly traded business development company primarily providing equity and long-term debt financing to small and medium-sized private companies throughout the United States. The Company’s investment objective is to achieve long-term capital appreciation in the value of its investments and to provide current income primarily from interest, dividends and fees paid by its portfolio companies. For further information, please visit the Company’s website at http://www.BrantleyCapital.com.

CONTACT:

Brantley Capital Corporation	Joele Frank, Wilkinson Brimmer Katcher
Tab Keplinger	Matthew Sherman
216-464-8400	212-355-4449

# # #